Message to Shareholders...................................................... 1
Selected Consolidated Financial Data......................................... 2
Management's Discussion and Analysis......................................... 3
Independent Auditor's Report.................................................17
Consolidated Statement of Financial Condition................................18
Consolidated Statement of Income.............................................19
Consolidated Statement of Changes in Shareholders' Equity....................20
Consolidated Statement of Cash Flows.........................................21
Notes to Consolidated Financial Statements...................................23
Directors and Officers.......................................................45
Shareholder Information......................................................47




Marion Capital Holdings, Inc. ("MCHI"), an Indiana corporation, became a unitary savings and loan holding company upon the conversion of First Federal Savings Bank of Marion ("First Federal" and, together with MCHI, the "Company") from a federally chartered mutual savings bank to a federally chartered stock savings bank in March, 1993. The Company conducts business from a single office in Marion, Grant County, Indiana, and First Federal has three branch offices--one in Decatur, Indiana, one inside the Wal-Mart Supercenter in Marion, Indiana and one in Gas City, Grant County, Indiana. First Federal is and historically has been among the top real estate mortgage lenders in Grant County and is the largest independent financial institution headquartered in Grant County. First Federal offers a variety of lending, deposit and other financial services to its retail and commercial customers. MCHI has no other business activity than being the holding company for First Federal, except that during the years ended June 30, 1997 and 1998, MCHI extended $3.0 million in loans, and during the year ended June 30, 1998, MCHI invested $650,000 into an insurance company affiliate. MCHI is the sole shareholder of First Federal.

To Our Shareholders

     It has now been over five years since Marion Capital Holdings, Inc. began operations in March 1993 as a result of the conversion of First Federal Marion to a federal stock savings Bank. First Federal has been in existence since July 1936.

     During the year ended June 30, 1998 loans, including loans held for sale, increased to $164,475,000 or 11.2%. This was by far the largest dollar and percentage increase in the history of this organization. The net yield on weighted average interest-earning assets decreased from 4.29% to 4.28% reflecting lower overall interest rates, but also reflecting the increase in commercial and consumer loans. Assets and deposits grew by 11.9% and 10.4%, respectively, during the year ended June 30, 1998. These increases were primarily due to the acquisition of our Gas City, Indiana office and the start-up of our sales office in the Marion Wal-Mart Supercenter. Both operations, as well as the Decatur office, have done well. Gas City has exceeded our expectations, with the Wal-Mart office slightly above our hopes.

     During the fiscal year ending June 30, 1998, net income was $2,324,000, a decrease of $116,000, or 4.8%. This decrease was primarily the result of: (1) costs for two new branches established in the past year; and (2) an operating loss as a result of a deed in lieu of foreclosure on a nursing home. Basic earnings per share for the year ended June 30, 1998 were $1.32, a decrease of 2.2%. Net interest income increased to $7,240,000 or 3.0% in the past year. Interest rate spread increased to 3.37% for the year ended June 30, 1998 from 3.21% for the year ended June 30, 1997.

     As we approach the year 2000 we wish to inform you that we are placing great emphasis on making sure our systems are ready for the year 2000 change. We have adopted a plan and are expected to have critical steps completed well before the end of this century.

     At the end of October, 1998, George L. Thomas will be retiring from our Board of Directors. Mr. Thomas has been an outstanding director and has served First Federal for over 36 years and Marion Capital since its beginning in 1993.

     In June 1998, we capitalized on a unique opportunity to focus and energize our life insurance product offerings through an equity participation in Family Financial Life Insurance Company. Family Financial Life is a fully chartered life insurance company owned by a group of savings banks. In operation since 1984, Family Financial Life has an impressive track record of growth, profits and returns to its financial institution owners. We are now offering a full range of life and annuity products with a most advantageous method to increase insurance earnings and exercise complete control over the quality of insurance products and services.

     As the Board of Directors continues to focus on opportunities to enhance stockholder value for the future, our primary objective is to grow the current retail franchise. This includes increasing the asset size of First Federal by capturing more business from our current customer base in addition to increasing the services that we provide. In late 1997, we successfully completed the acquisition of a branch and its deposit base in Gas City, and established a retail sales office in the Marion Wal-Mart. We will continue to actively review and pursue acquisition opportunities with a continued focus on the ultimate long-term effect on our shareholders and franchise value.

     With our high level of capital, it is difficult to generate a strong return on equity. Your Board will continue to pursue steps to profitably leverage this capital position. Included in the capital use plan is the intention to continue the payment of above market dividends to our shareholders. During the last thirteen months, through July 31, 1998, we also successfully completed the repurchase of 158,129 shares or 9% of the outstanding stock. It is our belief that the continued repurchasing of stock, in addition to an increased retail presence, are the most viable methods to enhance shareholder value.

     Your continued support and confidence are appreciated as we strive to improve this financial institution.

                                          Very truly yours,


                                          /s/ John M. Dalton
                                          John M. Dalton
                                          Chairman of the Board & President

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

     The following selected consolidated financial data of MCHl and its subsidiaries is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.


                                                                                AT JUNE 30,
                                                        --------------------------------------------------------------
                                                          1998         1997        1996          1995           1994
                                                          ----         ----        ----          ----           ----
                                                                              (In Thousands)
Summary of Financial Condition:
Total assets.........................................   $193,963     $173,304    $177,767      $172,711      $170,799
Loans, net...........................................    163,598      148,031     143,165       136,323       127,092
Loans held for sale..................................        877          ---         ---           ---           ---
Cash and investment securities.......................     10,186       11,468      21,578        23,743        30,863
Real estate limited partnerships.....................      4,883        1,449       1,624         1,527         1,422
Deposits.............................................    134,415      121,770     126,260       120,613       120,965
Borrowings...........................................     17,319        8,229       6,241         6,963         3,200
Shareholders' equity.................................     37,657       39,066      41,511        41,864        44,331

                                                                            YEAR ENDED JUNE 30,
                                                        --------------------------------------------------------------
                                                          1998         1997        1996          1995           1994
                                                          ----         ----        ----          ----           ----
                                                                              (In Thousands)
Summary of Operating Results:
Interest income......................................  $  14,333      $13,733     $13,740     $  12,786     $  12,391
Interest expense.....................................      7,093        6,707       6,853         5,922         5,872
                                                       ---------      -------     -------     ---------     ---------
   Net interest income...............................      7,240        7,026       6,887         6,864         6,519
Provision for losses on loans........................         59           58          34            68            65
                                                       ---------      -------     -------     ---------     ---------
   Net interest income after
     provision for losses on loans...................      7,181        6,968       6,853         6,796         6,454
                                                       ---------      -------     -------     ---------     ---------
Other income:
   Net loan servicing fees...........................         78           86          81            69            62
   Annuity and other commissions.....................        142          153         147           144           211
   Other income......................................        209          181          95            76            83
   Equity in losses of limited partnerships..........       (200)        (305)       (193)         (185)         (236)
   Gains (losses) on sale of investments ............        ---           --          --            --            15
   Life insurance income and death benefits..........        175          808         117           108            21
                                                       ---------      -------     -------     ---------     ---------
   Total other income................................        404          923         247           213           155
                                                       ---------      -------     -------     ---------     ---------
Other expense:
   Salaries and employee benefits....................      2,556        2,881       2,413         2,447         1,991
   Other.............................................      1,846        2,170       1,293         1,216         1,634
                                                       ---------      -------     -------     ---------     ---------
     Total other expense.............................      4,402        5,051       3,706         3,663         3,625
                                                       ---------      -------     -------     ---------     ---------
Income before income tax ............................      3,183        2,840       3,394         3,346         2,984
Income tax expense...................................        859          400         913           916           715
                                                       ---------      -------     -------     ---------     ---------
   Net Income........................................  $   2,324    $   2,440     $ 2,481     $   2,430     $   2,269
                                                       =========    =========     =======     =========     =========

Supplemental Data:
Basic earnings per share.............................$      1.32   $     1.35  $      1.27  $      1.18   $      1.02
Diluted earnings per share...........................       1.29         1.31         1.23         1.14           .99
Book value per common share at end of year...........      22.16        22.09        21.47        21.08         20.20
Return on assets (1).................................       1.25%        1.40%        1.41%        1.41%         1.29%
Return on equity (2).................................       5.94         6.09         5.86         5.58          5.00
Interest rate spread (3).............................       3.37         3.21         3.01         3.20          2.96
Net yield on interest earning assets (4).............       4.28         4.29         4.17         4.28          3.97
Operating expenses to average assets (5).............       2.36         2.89         2.11         2.12          2.05
Net interest income to operating expenses (6)........       1.64x        1.39x        1.86x        1.87x         1.80x
Equity-to-assets at end of year (7)..................      19.41        22.54        23.35        24.24         25.96
Average equity to average total assets...............      21.00        22.89        24.09        25.27         25.72
Average interest-earning assets to average
   interest-bearing liabilities......................     121.82       126.34       127.93       129.08        128.37
Non-performing assets to total assets................       1.02          .81         1.07         1.13          3.20
Non-performing loans to total loans (8)..............       1.16          .94         1.18         1.27          3.59
Loan loss reserve to total loans (8).................       1.25         1.35         1.38         1.45          1.59
Loan loss reserve to non-performing loans............     107.71       143.98       117.07       114.87         44.21
Net charge-offs to average loans.....................        ---          .02          .03          .08           .05
Number of full service offices.......................       4            2            2            2             2

(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Interest rate spread is calculated by subtracting combincd weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(4)  Net interest income divided by average interest-earnings assets.
(5)  Other expense divided by average total assets.
(6)  Net interest income divided by other expense.
(7)  Total equity divided by assets.
(8)  Total loans include loans held for sale.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The principal business of thrift institutions, including First Federal, has historically consisted of attracting deposits from the general public and making loans secured by residential and commercial real estate. First Federal and all other savings associations are significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities include deposits, payments on loans, proceeds from sale of loans, borrowings, and funds provided from operations. The Company's earnings are primarily dependent upon net interest income, the difference between interest income and interest expense.

     Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and rates paid on such deposits and borrowings. The Company's earnings are also affected by provisions for loan and real estate losses, service charges, income from subsidiary activities, operating expenses and income taxes.

Asset/Liability Management

     First Federal is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short- and medium-term maturities, mature or reprice at different rates than its interest-earning assets. Although having liabilities that mature or reprice less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

     First Federal protects against problems arising in a falling interest rate environment by requiring interest rate minimums on its residential and commercial real estate adjustable-rate mortgages and against problems arising in a rising interest rate environment by having in excess of 85% of its mortgage loans with adjustable rate features. Management believes that these minimums, which establish floors below which the loan interest rate cannot decline, will continue to reduce its interest rate vulnerability in a declining interest rate environment. For the loans which do not adjust because of the interest rate minimums, there is an increased risk of prepayment.

     First Federal believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. First Federal manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in NPV which is acceptable given certain interest rate changes.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest related is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As First Federal does not meet either or these requirements, it is not required to file Schedule CMR, although it does so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

     Presented below, as of June 30, 1998 and 1997, is an analysis performed by the OTS of First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. At June 30, 1998 and 1997, 2% of the present value of First Federal's assets were approximately $3.8 million and $3.5 million. Because the interest rate risk of a 200 basis point decrease in market rates (which was greater than the interest rate risk of a 200 basis point increase) was $.4 million at June 30, 1998 and $1.6 million at June 30, 1997, First Federal would not have been required to make a deduction from its total capital available to calculate its risk based capital requirement if it had been subject to the OTS's reporting requirements under this methodology. The decrease in interest rate risk from 1997 to 1998 is due to an improved match of expected cash flows from assets and liabilities.

                     Interest Rate Risk As of June 30, 1998


      Change                     Net Portfolio Value                          NPV as % of Present Value of Assets
     In Rates          $ Amount         $ Change            % Change           NPV Ratio                 Change
---------------------------------------------------------------------------------------------------------------
                                          (Dollars in thousands)
     + 400 bp *        $34,387          $(2,124)               (6)%              18.88%                   (35) bp
     + 300 bp           35,650             (861)               (2)               19.30                      6  bp
     + 200 bp           36,521               10                 0                19.53                     30  bp
     + 100 bp           36,845              333                 1                19.52                     29  bp
         0 bp           36,511                                                   19.23
     - 100 bp           36,088             (424)               (1)               18.90                    (33) bp
     - 200 bp           36,072             (439)               (1)               18.74                    (49) bp
     - 300 bp           36,264             (247)               (1)               18.67                    (56) bp
     - 400 bp           36,694              183                 1                18.69                    (54) bp



                     Interest Rate Risk As of June 30, 1997

      Change                     Net Portfolio Value                          NPV as % of Present Value of Assets
     In Rates          $ Amount         $ Change            % Change           NPV Ratio                 Change
---------------------------------------------------------------------------------------------------------------
                                          (Dollars in thousands)
     + 400 bp *        $37,509          $(3,023)               (7)%              22.46%                   (64) bp
     + 300 bp           38,899           (1,633)               (4)               22.93                    (17) bp
     + 200 bp           40,000             (532)               (1)               23.24                     14  bp
     + 100 bp           40,606               74                 0                23.32                     22  bp
         0 bp           40,532              ---               ---                23.10                    ---  bp
     - 100 bp           39,809             (723)               (2)               22.59                    (51) bp
     - 200 bp           38,899           (1,633)               (4)               21.99                   (111) bp
     - 300 bp           38,510           (2,022)               (5)               21.62                   (148) bp
     - 400 bp           38,377           (2,155)               (5)               21.37                   (173) bp

-----------
*  Basis points.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Most of First Federal's adjustable-rate loans have interest rate minimums of 6.00% for residential loans and 8.25% for commercial real estate loans. Currently, originations of residential adjustable-rate mortgages have interest rate minimums of 6.50%. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase although First Federal does underwrite these mortgages at approximately 4.0% above the origination rate. The company considers all of these factors in monitoring its exposure to interest rate risk.

Average Balances and Interest

     The following table presents for the periods indicated the monthly average balances of each category of the Company's interest-earning assets and interest-bearing liabilities, the interest earned or paid on such amounts, and the average yields earned and rates paid. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.

                                                                       Year Ended June 30,
                                         ------------------------------------------------------------------------------
                                                   1998                       1997                      1996
                                         -------------------------  ------------------------  -------------------------
                                                           Average                   Average                    Average
                                         Average           Yield/   Average          Yield/   Average           Yield/
                                         Balance Interest   Cost    Balance Interest  Cost    Balance Interest   Cost
                                         ------- --------   ----    ------- --------  ----    ------- --------   ----
                                                                       (Dollars in Thousands)

Assets:
Interest-earning assets:
     Interest-earning deposits........$    4,020 $   287   7.14%$   3,937  $    264   6.71% $  4,972  $   334    6.72%
     Investment securities............     5,739     333   5.80     9,517       528   5.55    17,306      877    5.07
     Loans (1)    ....................   158,212  13,627   8.61   149,170    12,862   8.62   141,946   12,456    8.78
     Stock in FHLB of Indianapolis....     1,067      86   8.06     1,002        79   7.88       927       73    7.87
                                        --------  ------         --------    ------         --------   ------
        Total interest-earning assets.   169,038  14,333   8.48   163,626    13,733   8.39   165,151   13,740    8.32
Non-interest earning assets...........    17,257     ---           11,153        --           10,762       --
                                        --------  ------         --------    ------         --------   ------
       Total assets...................  $186,295  14,333         $174,779    13,733         $175,913   13,740
                                        ========  ------         ========    ------         ========   ------
Liabilities and shareholders' equity:
Interest-bearing liabilities:
     Savings accounts................. $  15,983     447   2.80  $ 16,681       483   2.90   $18,127      588    3.24
     NOW and money market accounts....    25,071     830   3.31    19,817       657   3.32    18,718      667    3.56
     Certificates of deposit..........    86,867   5,164   5.94    85,636     5,104   5.96    84,650    5,089    6.01
                                        --------  ------         --------    ------         --------   ------
        Total deposits................   127,921   6,441   5.04   122,134     6,244   5.11   121,495    6,344    5.22
     FHLB borrowings..................    10,840     652   6.01     7,382       463   6.27     6,694      457    6.83
     Other borrowings.................       ---     ---               --        --              901       52    5.77
                                        --------  ------         --------    ------         --------   ------
       Total interest-bearing
        liabilities...................   138,761   7,093   5.11   129,516     6,707   5.18   129,090    6,853    5.31
Other liabilities ....................     8,409     ---            5,259        --            4,451       --
       Total liabilities..............   147,170     ---          134,775        --          133,541       --
Shareholders' equity..................    39,125     ---           40,004        --           42,372       --
                                        --------  ------         --------    ------         --------   ------
       Total liabilities and shareholders'
         equity   ....................  $186,295 $ 7,093         $174,779     6,707         $172,913    6,853
                                        ========  ------         ========    ------         ========   ------
Net interest-earning assets...........  $ 30,277                 $ 34,110                   $ 36,061
Net interest income...................           $ 7,240                    $ 7,026                    $ 6,887
                                                 =======                    =======                    =======
Interest rate spread (2)..............                     3.37                       3.21                       3.01
Net yield on weighted average
     interest-earning assets (3)......                     4.28                       4.29                       4.17
Average interest-earning assets to average
     interest-bearing liabilities.....    121.82%                  126.34%                    127.93%
                                          ======                   ======                     ======


(1)  Average balances include loans held for sale and non-accrual loans.

(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Spread."

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

Interest Rate Spread

     The following table sets forth the weighted average effective interest rate earned by the Company on its loan and investment portfolios, the weighted average effective cost of the Company's deposits, the interest rate spread of the Company, and the net yield on weighted average interest-earning assets for the period and as of the date shown. Average balances are based on month-end average balances.


                                                                                    Year Ended June 30,
                                                          At             ----------------------------------------
                                                    June 30, 1998        1998              1997             1996
                                                    -------------        ----              ----             ----
Weighted average interest rate earned on:
     Interest-earning deposits.................           5.80%            7.14%           6.71%            6.72%
     Investment securities.....................           5.98             5.80            5.55             5.07
     Loans (1)    .............................           8.45             8.61            8.62             8.78
     Stock in FHLB of Indianapolis.............           7.96             8.06            7.88             7.87
         Total interest-earning assets.........           8.35             8.48            8.39             8.32

Weighted average interest rate cost of:
     Savings accounts..........................           2.81             2.80            2.90             3.24
     NOW and money market accounts.............           3.19             3.31            3.32             3.56
     Certificates of deposit...................           5.99             5.94            5.96             6.01
     FHLB borrowings...........................           6.08             6.01            6.27             6.83
     Other borrowings..........................            ---              ---             ---            5.77

         Total interest-bearing liabilities....           5.13             5.11            5.18             5.31

Interest rate spread (2).......................           3.22             3.37            3.21             3.01
Net yield on weighted average
     interest-earning assets (3)...............                            4.28            4.29             4.17


(1)    Average balances include loans held for sale and non-accrual loans.

(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since MCHI's interest-earning assets exceeded its interest-bearing liabilities for each of the three years shown above, a positive interest rate spread resulted in net interest income.

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 1998, because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                               Increase (Decrease) in Net Interest Income
                                                       ----------------------------------------------------------
                                                        Total
                                                         Net                     Due to                    Due to
                                                       Change                     Rate                     Volume
                                                       ------                     ----                     ------
                                                                             (In Thousands)
Year ended June 30, 1998
compared to year
ended June 30, 1997
     Interest-earning assets:
         Interest-earning deposits...................$      23                  $     17                  $       6
         Investment securities.......................     (195)                       23                       (218)
         Loans.......................................      765                       (14)                       779
         Stock in FHLB of Indianapolis...............        7                         2                          5
                                                      --------                  --------                    -------
           Total.....................................      600                        28                        572
                                                      --------                  --------                    -------
     Interest-bearing liabilities:
         Savings accounts............................      (36)                      (16)                       (20)
         NOW and money market accounts...............      173                        (1)                       174
         Certificates of deposit.....................       60                       (13)                        73
         FHLB advances...............................      189                       (20)                       209
                                                      --------                  --------                    -------
           Total.....................................      386                       (50)                       436
                                                      --------                  --------                    -------
     Change in net interest income................... $    214                  $     78                    $   136
                                                      ========                  ========                    =======

Year ended June 30, 1997
compared to year
ended June 30, 1996
     Interest-earning assets:
         Interest-earning deposits...................  $   (70)                  $    (1)                   $   (69)
         Investment securities.......................     (349)                       77                       (426)
         Loans.......................................      406                      (220)                       626
         Stock in FHLB of Indianapolis...............        6                       ---                          6
                                                      --------                  --------                    -------
           Total.....................................       (7)                     (144)                       137
                                                      --------                  --------                    -------
     Interest-bearing liabilities:
         Savings accounts............................     (105)                      (60)                       (45)
         NOW and money market accounts...............      (10)                      (48)                        38
         Certificates of deposit.....................       15                       (44)                        59
         FHLB advances...............................        6                       (39)                        45
         Other borrowings............................      (52)                      ---                        (52)
                                                      --------                  --------                    -------
           Total.....................................     (146)                     (191)                        45
                                                      --------                  --------                    -------
     Change in net interest income...................   $  139                    $   47                      $  92
                                                      ========                  ========                    =======

Changes in Financial Position and Results of Operations - Year Ended June 30, 1998, Compared to Year Ended June 30, 1997:

     General. MCHI's total assets were $194.0 million at June 30, 1998, an increase of $20.7 million or 11.9% from June 30, 1997. During 1998, average interest-earnings assets increased $5.4 million, or 3.3%, while average interest-bearing liabilities increased $9.2 million, or 7.1%, compared to June 30, 1997. Cash and cash equivalents and investment securities decreased $1.3 million, or 11.2%, primarily as a result of their use in funding increased loan originations. Net loans, including loans held for sale, increased $16.4 million, or 11.1%, primarily from originations of 1- 4 family real estate loans, and 1-4 family equity lending. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1998, $877,000 of loans were held for sale pending settlement. There were no loans in the portfolio held for sale at June 30, 1997. Deposits increased $12.6 million, to $134.4 million, or 10.4%, at June 30, 1998 from the amount reported last year. The increase in deposits is directly attributable to the acquisition of a new branch in Gas City, Indiana from NBD First Chicago Bank. The branch was acquired on December 5, 1997 and deposits, net of public funds, amounted to $11,045,017 on that date. In addition to acquiring the deposits, the Company also acquired the branch facilities and equipment and retained the existing staff. The deposits and intangibles were acquired at a premium of $865,710.

     MCHI's net income for the year ended June 30, 1998 was $2.3 million, a decrease of $116,000, or 4.8% from the results for the year ended June 30, 1997. Net interest income increased $214,000, or 3.0%, from the previous year, and provision for losses on loans in the amount of $59,000 increasd $1,000 from that recorded in 1997.

     Salaries and employee benefits expense decreased from the prior year since the Company recorded the expenses related to certain benefit programs in 1997 upon the death of a key employee. These additional expenses were offset by the proceeds from key man insurance in 1997. During 1998, the Company incurred an increase in foreclosed real estate expenses from operating a nursing home acquired as a result of a deed in lieu of foreclosure. Occupancy expense, equipment expense, and data processing expense also increased as a result of the Company adding the two new local locations.

     Stock Repurchases. During the year ended June 30, 1998, MCHI repurchased 96,979 shares of common stock in the open market at an average cost of $27.91, or approximately 126.4% of average book value. This repurchase amounted to 5.5% of the outstanding stock. Subsequent to June 30, 1998, MCHI repurchased 61,150 shares to complete the current 5% buy-back program authorized by the Board of Directors. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share.

     Cash Dividends. Since First Federal's conversion in March 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, $.20 per share for each of the fourth four quarters, and $.22 in each quarter thereafter through June 30, 1998.

     Interest Income. MCHI's total interest income for the year ended June 30, 1998 was $14.3 million, which was a 4.4% increase, or $600,000, from interest income for the year ended June 30, 1997.

     Interest Expense. Total interest expense for the year ended June 30, 1998, was $7.1 million, which was an increase of $386,000, or 5.8% from interest expense for the year ended June 30, 1997. This increase resulted principally from an increase in interest-bearing liabilities while average interest costs remained relatively unchanged.

     Provision for Losses on Loans. The provision for the year ended June 30, 1998, was $59,000, compared to $58,000 in 1997. The 1998 chargeoffs net of recoveries totaled $4,000, compared to the prior year of $35,000. The ratio of the allowance for loan losses to total loans decreased from 1.35% at June 30, 1997 to 1.25% at June 30, 1998, and the ratio of allowance for loan losses to nonperforming loans decreased from 143.98% at June 30, 1997, to 107.71% at June 30, 1998. The 1998 provision was to replenish the allowance for loan losses as a result of chargeoffs and to maintain management's desired reserve ratios. In determining the provision for loan losses for the years ended June 30, 1998 and 1997, MCHI considered past loan experience, changes in the composition of the loan portfolio and the current condition and amount of loans outstanding.

     Other Income. MCHI's other income for the year ended June 30, 1998, totaled $404,000, compared to $923,000 for 1997, a decrease of $519,000. This decrease was due primarily to a $633,000 decrease in life insurance income and death benefits. During the year ended June 30, 1997, the Company received death benefit proceeds from key man life insurance policies in excess of cash surrender value of the policies.

     Other Expenses. MCHI's other expenses for the year ended June 30, 1998, totaled $4.4 million, a decrease of $649,000, or 12.8%, from the year ended June 30, 1997. This decrease is directly attributable to the signing of the Omnibus Appropriations Bill September 30, 1996 which imposed a FDIC special assessment for all institutions with SAIF-insured deposits. This special assessment was recorded for the year ended in 1997. SAIF insured institutions, like the Company, are benefiting from a reduction of FDIC premiums which began January 1, 1997 and should have a positive effect on future earnings.

     Income Tax Expense. Income tax expense for the year ended June 30, 1998, totaled $859,000, an increase of $459,000 from the expense recorded in 1997. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $338,000 and $423,000 for the years ended June 30, 1998 and 1997, respectively. During the year ended June 30, 1997, income before income tax decreased, and additional tax free income from an increase in cash value of life insurance and death benefits was recorded. As a result, the effective tax expense for the Company was reduced.

Changes in Financial Position and Results of Operations - Year Ended June 30, 1997, Compared to Year Ended June 30, 1996:

     General. MCHI's total assets were $173.3 million at June 30, 1997, a decrease of $4.5 million or 2.5% from June 30, 1996. During 1997, average interest-earnings assets decreased $1.5 million, or .9%, while average interest-bearing liabilities increased $.4 million, or .3%, compared to June 30, 1996. Cash and cash equivalents and investment securities decreased $10.1 million, or 46.9%, primarily as a result of their use in funding increased loan originations. Net loans increased $4.9 million, or 3.4%, primarily from originations of 1- 4 family real estate loans, 1-4 family equity lending, and a $2.5 million loan to a non-related bank holding company. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1997 and 1996, no loans in the portfolio were held for sale. Deposits decreased $4.5 million, to $121.8 million, or 3.6%, at June 30, 1997 from the amount reported last year.

     MCHI's net income for the year ended June 30, 1997 was $2.4 million, a decrease of $41,000, or 1.7% over the results for the year ended June 30, 1996. Net interest income increased $139,000, or 2.0%, from the previous year, and provision for losses on loans in the amount of $58,000 increasd $24,000 from that recorded in 1996.

     Stock Repurchases. During the year ended June 30, 1997, MCHI repurchased 188,887 shares of common stock in the open market at an average cost of $21.17, or approximately 97.5% of average book value. This repurchase amounted to 9.8% of the outstanding stock. In May, 1997, MCHI authorized another 87,905 shares, or 5% of its outstanding stock, to be repurchased. As of June 30, 1997, no shares had been repurchased. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share.

     Cash Dividends. Since First Federal's conversion in March 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, $.20 per share for each of the fourth four quarters, and $.22 in the most recent quarter ended June 30, 1997.

     Interest Income. MCHI's total interest income for the year ended June 30, 1997 was $13.7 million, which was unchanged from interest income for the year ended June 30, 1996.

     Interest Expense. Total interest expense for the year ended June 30, 1997, was $6.7 million, which was a decrease of $146,000, or 2.1% from interest expense for the year ended June 30, 1996. This decrease resulted principally from a decrease in the cost on interest bearing liabilities from 5.3% to 5.2% while average interest earning liabilities remained relatively unchanged.

     Provision for Losses on Loans. The provision for the year ended June 30, 1997, was 58,000, compared to $34,000 in 1996. The 1997 chargeoffs net of recoveries totaled $35,000, compared to the prior year of $38,000. The ratio of the allowance for loan losses to total loans decreased from 1.38% at June 30, 1996 to 1.35% at June 30, 1997, and the ratio of allowance for loan losses to nonperforming loans increased from 117.07% at June 30, 1996, to 143.98% at June 30, 1997. The 1997 provision was to replenish the allowance for loan losses as a result of chargeoffs and to maintain management's desired reserve ratios. In determining the provision for loan losses for the years ended June 30, 1997 and 1996, MCHI considered past loan experience, changes in the composition of the loan portfolio and the current condition and amount of loans outstanding.

     Other Income. MCHI's other income for the year ended June 30, 1997, totaled $923,000, compared to $247,000 for 1996, an increase of $676,000. This increase was due primarily to a $691,000 increase in life insurance income and death benefits. During the year ended June 30, 1997, the Company received death benefit proceeds from key man life insurance policies in excess of cash surrender value of the policies. This increase was in part offset by increased losses from investment in limited partnerships.

     Other Expenses. MCHI's other expenses for the year ended June 30, 1997, totaled $5.1 million, an increase of $1.3 million, or 36.3%, from the year ended June 30, 1996. This increase is directly attributable to the signing of the Omnibus Appropriations Bill September 30, 1996 which imposed a FDIC special assessment for all institutions with SAIF-insured deposits. SAIF insured institutions, like the Company, are benefiting from a reduction of FDIC premiums which began January 1, 1997 and should have a positive effect on future earnings. In addition, salaries and employee benefits expense increased $468,000, or 12.6%, due to increases in deferred compensation expense and normal increases in employee compensation and related payroll taxes.

     Income Tax Expense. Income tax expense for the year ended June 30, 1997, totaled $400,000, a decrease of $513,000 from the expense recorded in 1996. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $423,000 for the years ended June 30, 1997 and 1996. Additional tax credits are available through the year ended June 30, 1998. During the year ended June 30, 1997, income before income tax decreased, and additional tax free income from an increase in cash value of life insurance and death benefits was recorded. As a result, the effective tax expense for the Company was reduced.

Liquidity and Capital Resources

     The Company's primary source of funds is its deposits. To a lesser extent, the Company has also relied upon loan payments and payoffs and Federal Home Loan Bank ("FHLB") advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. First Federal attempts to price its deposits to meet its asset/liability management objectives consistent with local market conditions. First Federal's access to FHLB advances is limited to approximately 62% of First Federal's available collateral. At June 30, 1998, such available collateral totaled $104.6 million. Based on existing FHLB lending policies, the Company could have obtained approximately $45.8 million in additional advances.

     First Federal's deposits have remained relatively stable, with balances between $134 and $122 million, for the three years in the period ended June 30, 1998. The percentage of IRA deposits to total deposits has increased from 22.3% ($26.9 million) at June 30, 1995, to 22.4% ($30.1 million) at June 30, 1998.
During the same period, deposits in withdrawable accounts have increased from 30.9% ($37.3 million) of total deposits at June 30, 1995, to 32.6% ($43.8 million) at June 30, 1998. This change in deposit composition has not had a significant effect on First Federal's liquidity. The impact on results of operations from this change in deposit composition has been a reduction in interest expense on deposits due to a decrease in the average cost of funds. It is estimated that yields and net interest margin would increase in periods of rising interest rates since short-term assets reprice more rapidly than short-term liabilities. In periods of falling interest rates, little change in yields or net interest margin is expected since First Federal has interest rate minimums on a significant portion of its interest-earning assets.

     Federal regulations require First Federal to maintain minimum levels of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to an amount within the range of 4% to 10% depending upon economic conditions and savings flows of member institutions. The OTS recently lowered the level of liquid assets that must be held by a savings association from 5% to 4% of the association's net withdrawable accounts plus short-term borrowings based upon the average daily balance of such liquid assets for each quarter of the association's fiscal year. First Federal has historically maintained its liquidity ratio at a level in excess of that required. At June 30, 1998, First Federal's liquidity ratio was 7.3% and has averaged 12.4% over the past three years.

     Liquidity management is both a daily and long-term responsibility of management. First Federal adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) projected loan sales, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and
(v) the objectives of its asset/liability management program. Excess liquidity is invested generally in federal funds and mutual funds investing in government obligations and adjustable-rate or short-term mortgage-related securities. If First Federal requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Indianapolis and collateral eligible for repurchase agreements.

     Cash flows for the Company are of three major types. Cash flow from operating activities consists primarily of net income. Investing activities generate cash flows through the origination and principal collections on loans as well as the purchases and sales of investments. The Gas City branch acquisition generated $11.9 million in cash flows for 1998. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the three years in the period ended June 30, 1998:


                                                                               Year Ended June 30,
                                                                  -------------------------------------------
                                                                     1998             1997              1996
                                                                  ---------          -------           ------
                                                                                 (In Thousands)
Operating activites.........................................      $  1,436            $2,149           $3,232
                                                                  --------           -------           ------
Investing activities:
     Investment purchases...................................          (737)           (6,191)         (11,261)
     Investment maturities..................................         2,844            12,242           17,132
     Net change in loans....................................       (15,375)           (4,687)          (6,918)
     Cash received in branch acquisition....................        11,873               ---              ---
     Other investing activities.............................           134               275               69
                                                                  --------           -------           ------
                                                                    (1,261)            1,639             (978)
                                                                  --------           -------           ------
Financing activities:
     Deposit increases (decreases)..........................          (220)           (4,490)           5,647
     Borrowings.............................................        10,656             5,000            3,500
     Payments on borrowings.................................        (5,201)           (3,012)          (4,222)
     Repurchase of common stock.............................        (2,707)           (3,998)          (2,066)
     Dividends paid.........................................        (1,557)           (1,495)          (1,468)
     Other financing activities.............................           366               309              392
                                                                  --------           -------           ------
                                                                     1,337            (7,686)           1,783
                                                                  --------           -------           ------
Net change in cash and cash equivalents.....................      $  1,512           $(3,898)          $4,037
                                                                  ========           =======           ======

      Loan sales during the periods are predominantly from the origination of commercial real estate loans where the principal balance in excess of the Company's retained amount is sold to a participating financial institution. These investors are obtained prior to the origination of the loan and the sale of participating interests does not result in any gain or loss to the Company. Mortgage loans are also originated and sold in the secondary market.

     The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Company anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At June 30, 1998, the Company had outstanding commitments to originate loans of $1.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1998, totalled $42.1 million. Based upon historical deposit flow data, the Company's competitive pricing in its market and management's experience, management believes that a significant portion of such deposits will remain with the Company. At June 30, 1998, the Company had $2.4 million of FHLB advances which mature in one year or less.

     First Federal has entered into agreements with certain officers and directors which provide that, upon their death, their beneficiaries will be entitled to receive certain benefits. These benefits are to be funded primarily by the proceeds of insurance policies owned by First Federal on the lives of the officers and directors. If the insurance companies issuing the policies are not able to perform under the contracts at the dates of death of the officers or directors, there would be an adverse effect on the Company's operating results, financial condition and liquidity. Under currently effective capital regulations, savings associations currently must meet a 4.0% core capital requirement and a total risk-based capital to risk-weighted assets ratio of 8.0%. At June 30, 1998, First Federal's core capital ratio was 17.6% and its risk-based capital to risk-weighted assets ratio was 27.1%. Therefore, First Federal's capital significantly exceeds all of the capital requirements currently in effect.

Impact of Inflation

     The audited consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The primary assets and liabilities of savings institutions such as First Federal are monetary in nature. As a result, interest rates have a more significant impact on First Federal's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of other expense. Such expense items as employee compensation, employee benefits, and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by First Federal.

Year 2000 Issue

     Management recognizes the possibility of certain risks associated with Year 2000 and is continuing to evaluate appropriate courses of corrective action. The Company's data processing is performed primarily by a third party servicer. The Company also uses software and hardware which are covered under maintenance agreements with third party vendors. Consequently the Company is dependent on these vendors to conduct its business. The Company has contacted each vendor to request time tables for Year 2000 compliance and the expected costs, if any, to be passed along to the Company. The Company has been informed that its primary service provider anticipates that all reprogramming efforts will be completed by December 31, 1998, allowing the Company adequate time for testing. Management does not expect these costs to have a significant impact on its financial position or results of operations.

     The Company has identified certain systems which it intends to replace during fiscal 1999. Although the full cost of modifications is not yet known, management does not anticipate a need to invest heavily in system improvements to achieve Year 2000 compliance. At this time, it is estimated that costs associated with Year 2000 issues will be less than $50,000 for fiscal 1999. Amounts expensed in fiscal 1997 and 1998 were immaterial.

New Accounting Pronouncements

     Reporting Comprehensive Income. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, in June 1997. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements.

     SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     Upon implementing this new Statement, an enterprise will classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

     Upon implementing this Statement, a public business enterprise will be required to report the following:

     o Financial and descriptive information about its reportable operating segments

     o A measure of segment profit or loss, certain specific revenue and expense items, and segment assets.

     o Information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

     o Descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

     SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application.

     Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132, which amends FASB Statements No. 87, 88, and 106, was issued in February, 1998.

     While this Statement does not change the measurement or recognition of pension or other postretirement benefit plans, it revises employers' disclosures about pension and other postretirement benefit plans. Some of the provisions of the Statement include:

     o The standardization of the disclosure requirements for pensions and other postretirement benefits to the extent practicable.

     o A requirement for additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis.

     o The elimination of certain disclosures that are no longer as useful as they were when FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, were issued.

     o Suggested combined formats for presentation of pension and other postretirement benefit disclosures.

     This Statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements should include all available information and a description of the information not available.

     Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

     o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

     The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

     SFAS No. 133 amends SFAS No. 52 and supercedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

     SFAS No. 133 will be effective for all fiscal years beginning after June 15, 1999. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements
                             June 30, 1998 and 1997

                          Independent Auditor's Report



Board of Directors
Marion Capital Holdings, Inc.
Marion, Indiana


We have audited the accompanying consolidated statement of financial condition of Marion Capital Holdings, Inc. and subsidiary corporations as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Marion Capital Holdings, Inc. and subsidiary corporations as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.



/s/ Olive LLP
Indianapolis, Indiana
July 24, 1998

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                  Consolidated Statement of Financial Condition



                                                                                     June 30,
                                                                            1998                  1997
                                                                        ----------------------------------
Assets
   Cash                                                                 $  3,211,191         $   2,328,605
   Short-term interest-bearing deposits                                    1,923,573             1,294,134
                                                                        ------------         -------------
         Total cash and cash equivalents                                   5,134,764             3,622,739
   Investment securities
     Available for sale                                                    3,048,751             2,997,500
     Held to maturity                                                      2,002,917             4,847,519
                                                                        ------------         -------------
         Total investment securities                                       5,051,668             7,845,019
   Loans held for sale                                                       877,309
   Loans                                                                 165,685,392           150,062,526
     Allowance for loan losses                                            (2,087,412)           (2,031,535)
                                                                        ------------         -------------
         Net loans                                                       163,597,980           148,030,991
   Foreclosed real estate                                                     30,735
   Premises and equipment                                                  1,928,772             1,520,381
   Federal Home Loan Bank of Indianapolis stock, at cost                   1,134,400             1,047,300
   Investment in limited partnerships                                      4,883,175             1,448,869
   Other assets                                                           11,324,106             9,788,410
                                                                        ------------         -------------
         Total assets                                                   $193,962,909          $173,303,709
                                                                        ============          ============

Liabilities
   Deposits$134,415,469                                                 $121,770,013
   Borrowings                                                             17,318,708             8,228,976
   Other liabilities                                                       4,572,105             4,238,901
                                                                        ------------         -------------
         Total liabilities                                               156,306,282           134,237,890
                                                                        ------------         -------------
   Commitments and contingent liabilities

Shareholders' Equity
   Preferred stock
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--5,000,000 shares
     Issued and outstanding--1,699,307 and 1,768,099 shares                7,785,191            10,126,365
   Retained earnings--substantially restricted                            29,841,104            29,074,055
   Net unrealized gain (loss) on securities available for sale                30,332                (1,961)
   Unearned compensation                                                                          (132,640)
                                                                        ------------         -------------
         Total shareholders' equity                                       37,656,627            39,065,819
                                                                        ------------         -------------
         Total liabilities and shareholders' equity                     $193,962,909          $173,303,709
                                                                        ============          ============

See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                        Consolidated Statement of Income



                                                                                   Year Ended June 30,
                                                                      1998                1997             1996
                                                                      -----------------------------------------

Interest Income
Loans                                                                $13,627,462      $12,862,390       $12,456,465
Investment securities                                                    332,864          528,070           876,326
Deposits with financial institutions                                     286,565          263,806           333,876
Dividend income                                                           86,124           78,585            73,341
                                                                     -----------      -----------       -----------
    Total interest income                                             14,333,015       13,732,851        13,740,008
                                                                     -----------      -----------       -----------

Interest Expense
Deposits                                                               6,440,939        6,243,723         6,344,259
Repurchase
agreements                                                                                                   52,159
Borrowings                                                               651,859          463,288           456,484
                                                                     -----------      -----------       -----------
     Total interest expense                                            7,092,798        6,707,011         6,852,902
                                                                     -----------      -----------       -----------

Net Interest Income                                                    7,240,217        7,025,840         6,887,106
Provision for losses on loans                                             59,223           58,156            34,231
                                                                     -----------      -----------       -----------

Net Interest Income After Provision
for Losses on Loans                                                    7,180,994        6,967,684         6,852,875
                                                                     -----------      -----------       -----------

Other Income
Net loan servicing fees                                                   78,063           85,837            81,202
Annuity and other commissions                                            141,717          153,464           146,827
Equity in losses of limited partnerships                               (200,100)        (305,000)         (193,139)
Life insurance income and death benefits                                 175,043          808,424           116,500
Other income                                                             208,886          181,261            94,993
                                                                     -----------      -----------       -----------
     Total other income                                                  403,609          923,986           246,383
                                                                     -----------      -----------       -----------

Other Expenses
Salaries and employee benefits                                         2,555,869        2,880,969         2,412,793
Net occupancy expenses                                                   246,544          168,666           153,340
Equipment expenses                                                        98,923           61,011            59,173
Deposit insurance expense                                                128,868          996,303           326,871
Foreclosed real estate expenses and losses (gains), net                  190,199         (21,054)          (12,643)
Data processing expense                                                  226,936          147,720           134,247
Advertising                                                              156,208          153,685           105,060
Other expenses                                                           797,968          663,794           525,674
                                                                     -----------      -----------       -----------
     Total other expenses                                              4,401,515        5,051,094         3,704,515
                                                                     -----------      -----------       -----------

Income Before Income Tax                                               3,183,088        2,840,576         3,394,743
Income tax expense                                                       858,755          400,382           913,329
                                                                     -----------      -----------       -----------

Net Income                                                            $2,324,333      $ 2,440,194       $ 2,481,414
                                                                      ==========      ===========       ===========
Basic Earnings Per Share                                                   $1.32            $1.35             $1.27
                                                                      ==========      ===========       ===========
Diluted Earnings Per Share                                                 $1.29            $1.31             $1.23
                                                                      ==========      ===========       ===========


See notes to consolidated financial statements.

                 Marion Capital Holdings, Inc. and Subsidiaries
            Consolidated Statement of Changes in Shareholders' Equity


                                                                                                            Net
                                                                                                         Unrealized
                                                                                                         Gain (Loss)
                                                Common Stock           Retained        Unearned       on Securities
                                          Shares       Amount          Earnings      Compensation    Available for Sale     Total
                                          ------       ------          --------      ------------    ------------------     -----



Balances, July 1, 1995                   1,986,288    $15,489,336    $27,114,816      $(730,892)           $(9,235)     $41,864,025
   Net income for 1996                                                 2,481,414                                          2,481,414
   Cash dividends ($.74 per share)                                    (1,467,772)                                        (1,467,772)
   Net change in unrealized gain (loss)
     on securities available for sale                                                                         9,116            9,116
   Repurchase of common stock             (100,658)    (2,066,332)                                                       (2,066,332)
   Exercise of stock options                47,983        301,855                                                           301,855
   Amortization of unearned
     compensation expense                                                               298,690                             298,690
   Tax benefit of stock options
     exercised and RRP                                     90,078                                                            90,078
                                         ---------    -----------    -----------      ---------            -------      -----------

Balances, June 30, 1996                  1,933,613     13,814,937     28,128,458       (432,202)              (119)      41,511,074
   Net income for 1997                                                 2,440,194                                          2,440,194
   Cash dividends ($.82 per share)                                    (1,494,597)                                        (1,494,597)
   Net change in unrealized gain (loss)
     on securities available for sale                                                                       (1,842)          (1,842)
   Repurchase of common stock             (188,887)    (3,998,270)                                                       (3,998,270)
   Exercise of stock options                23,373        176,210                                                           176,210
   Amortization of unearned
     compensation expense                                                               299,562                             299,562
   Tax benefit of stock options
     exercised and RRP                                    133,488                                                           133,488
                                         ---------    -----------    -----------      ---------            -------      -----------

Balances, June 30, 1997                  1,768,099     10,126,365     29,074,055       (132,640)            (1,961)      39,065,819
   Net income for 1998                                                 2,324,333                                          2,324,333
   Cash dividends ($.88 per share)                                    (1,557,284)                                        (1,557,284)
   Net change in unrealized gain (loss)
     on securities available for sale                                                                       32,293           32,293
   Repurchase of common stock              (96,979)    (2,706,834)                                                       (2,706,834)
   Exercise of stock options                28,187        176,126                                                           176,126
   Amortization of unearned
     compensation expense                                                               132,640                             132,640
   Tax benefit of stock options
     exercised and RRP                                    189,534                                                           189,534
                                         ---------    -----------    -----------      ---------            -------      -----------

Balances, June 30, 1998                  1,699,307   $  7,785,191    $29,841,104      $       0            $30,332      $37,656,627
                                         =========   ============    ===========      =========            =======      ===========



See notes to consolidated financial statements.

                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows



                                                                              Year Ended June 30,
                                                                   1998              1997             1996
                                                                 ---------------------------------------------

Operating Activities
   Net income                                                    $2,324,333        $2,440,194       $2,481,414
   Adjustments to reconcile net income to net
     cash provided by operating activities
     Provision for loan losses                                       59,223            58,156           34,231
     Adjustment for losses of foreclosed real estate                (27,325)          (31,898)         (19,136)
     Equity in losses of limited partnerships                       200,100           305,000          193,139
     Amortization of net loan origination costs (fees)             (194,372)         (262,833)        (199,055)
     Depreciation                                                   133,743            83,968           77,321
     Amortization of unearned compensation                          132,640           299,562          298,690
     Amortization of core deposits and goodwill                      63,124
     Deferred income tax benefit                                    (55,341)         (465,185)        (174,865)
     Origination of loans for sale                               (5,749,103)       (7,208,207)      (5,664,822)
     Proceeds from sale of loans                                  4,871,794         7,208,207        5,664,822
     Changes in
       Interest receivable                                         (258,702)         (150,548)         (64,299)
       Interest payable and other liabilities                       314,647           484,884          491,704
       Cash value of life insurance                                (175,043)         (808,424)        (116,500)
       Prepaid expense and other assets                            (168,999)           17,855           73,569
       Other                                                        (34,643)          (48,177)         (53,686)
                                                                 ----------        ----------       ----------
         Net cash provided by operating activities                1,436,076         1,922,554        3,022,527

Investing Activities
   Purchase of securities available for sale                                       (5,002,125)
   Proceeds from maturities of securities available for sale                        3,000,000        2,000,000
   Purchase of securities held to maturity                                         (1,000,000)     (10,891,992)
   Proceeds from maturities of securities held to maturity        2,843,964         9,241,819       15,131,842
   Contribution to limited partnership                                               (130,000)        (290,000)
   Net changes in loans                                         (15,375,499)       (4,459,652)      (6,708,883)
   Proceeds from real estate owned sales                                               30,722           98,850
   Purchase of FHLB stock                                           (87,100)          (58,900)         (79,300)
   Purchase of premises and equipment                              (419,583)         (158,324)         (29,063)
   Proceeds from life insurance                                     553,793         1,261,987
   Premiums paid on life insurance                                                   (860,000)
   Investment in insurance company                                 (650,000)
   Cash received in branch acquisition                           11,873,327
                                                                 ----------        ----------       ----------
       Net cash provided (used) by investing activities          (1,261,098)        1,865,527         (768,546)
                                                                 ----------        ----------       ----------

(Continued)

                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                Consolidated Statement of Cash Flows (continued)



                                                                              Year Ended June 30,
                                                                     1998            1997             1996
                                                                -----------------------------------------------


Financing Activities
   Net change in
     Interest-bearing demand and savings deposits                 1,325,530        (1,461,116)       1,157,963
     Certificates of deposit                                     (1,545,351)       (3,028,881)       4,489,044
   Proceeds from Federal Home Loan Bank advances                 10,656,000         5,000,000        3,500,000
   Repayment of Federal Home Loan Bank advances                  (5,200,674)       (3,012,498)      (4,221,678)
   Dividends paid                                                (1,557,284)       (1,494,597)      (1,467,772)
   Exercise of stock options                                        365,660           309,697          391,933
   Repurchase of common stock                                    (2,706,834)       (3,998,270)      (2,066,332)
                                                                 ----------        ----------       ----------
       Net cash provided (used) by financing activities           1,337,047        (7,685,665)       1,783,158
                                                                 ----------        ----------       ----------

Net Change in Cash and Cash Equivalents                           1,512,025        (3,897,584)       4,037,139

Cash and Cash Equivalents, Beginning of Year                      3,622,739         7,520,323        3,483,184
                                                                 ----------        ----------       ----------

Cash and Cash Equivalents, End of Year                           $5,134,764        $3,622,739       $7,520,323
                                                                 ==========        ==========       ==========

Additional Cash Flows and
Supplementary Information
   Interest paid                                                 $7,034,447        $6,704,766       $6,873,949
   Income tax paid                                                  856,139           676,345          960,958
   Loan balances transferred to foreclosed real estate            1,137,759           119,002          447,511
   Loans to finance the sale of foreclosed real estate            1,171,881           321,023          415,000
   Loan payable to limited partnership                            3,634,406


See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Marion Capital Holdings, Inc. ("Company") and its wholly owned subsidiary, First Federal Savings Bank of Marion ("Bank") and the Bank's wholly owned subsidiary, First Marion Service Corporation ("FMSC"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates residential and commercial mortgage and consumer loans and receives deposits from customers located primarily in central Indiana. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. FMSC is engaged in the selling of financial services.

Consolidation--The consolidated financial statements include the accounts of the Company, the Bank and the Bank's subsidiary after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in shareholders' equity.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Mortgage loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)




Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Foreclosed real estate arises from loan foreclosure or deed in lieu of foreclosure and is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for real estate. All subsequent activity is included in current operations. Realized gains and losses are recorded upon the sale of real estate, with gains deferred and recognized on the installment method for sales not qualifying for the full accrual method.

Allowances for loan and real estate losses are maintained to absorb potential loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and foreclosed real estate outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1998, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Stock options are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. Business tax credits are deducted from federal income tax in the year the credits are used to reduce income taxes payable. The Company files consolidated income tax returns with its subsidiaries.

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year. Earnings per share for 1997 and 1996 have been restated to conform to Statement of Financial Accounting Standards (SFAS) No.
128, Earnings Per Share.

Reclassifications of certain amounts in the 1997 and 1996 consolidated financial statements have been made to conform to the 1998 presentation.

Note 2 --       Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 1998, was $250,000.


Note 3 --       Investment Securities



                                                             June 30, 1998
                                     -------------------------------------------------------------
                                                        Gross             Gross
                                     Amortized       Unrealized        Unrealized          Fair
                                       Cost             Gains            Losses            Value
                                       ----             -----            ------            -----
Available for sale
Federal agencies                      $2,999             $50                                $3,049
                                      ------             ---                --              ------

Held to maturity
U. S. Treasury                         1,000                                $1                 999
Federal agencies                       1,000                                                 1,000
Mortgage-backed securities                 3                                                     3
                                      ------             ---                --              ------
     Total held to maturity            2,003                                 1               2,002
                                      ------             ---                --              ------
     Total investment securities      $5,002             $50                $1              $5,051
                                      ======             ===                ==              ======


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

                                                            June 30, 1997
                                    -----------------------------------------------------------
                                                       Gross             Gross
                                    Amortized       Unrealized        Unrealized          Fair
                                      Cost             Gains            Losses            Value
                                      ----             -----            ------            -----
Available for sale
Federal agencies                     $3,001                               $ 3              $2,998
                                     ------             ---                --              ------

Held to maturity
U. S. Treasury                        2,001                                13               1,988
Federal agencies                      2,000                                 9               1,991
State and municipal                     610                                                   610
Mortgage-backed securities              237                                 2                 235
                                     ------             ---                --              ------
     Total held to maturity           4,848                                24               4,824
                                     ------             ---                --              ------
     Total investment securities     $7,849           $   0               $27              $7,822
                                     ======           =====               ===              ======

The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Maturity Distribution at June 30, 1998
                                 Available for Sale                   Held to Maturity
                                 ------------------                   ----------------
                                Amortized        Fair              Amortized          Fair
                                  Cost           Value               Cost             Value
                                  ----           -----               ----             -----

Within one year                                                      $2,000           $1,999
One to five years                $2,999         $3,049
                                 ------         ------               ------           ------
                                  2,999          3,049                2,000            1,999
Mortgage-backed securities                                                3                3
                                 ------         ------               ------           ------
       Totals                    $2,999         $3,049               $2,003           $2,002
                                 ======         ======               ======           ======


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 4 -- Loans

                                        June 30,
                                 1998            1997
                               -----------------------

Real estate mortgage loans
One-to-four family             $ 106,215      $  98,393
Multi-family                      11,014         11,394
Commercial
real estate                       31,857         31,122
Real estate
construction loans                 7,284          4,699
Commercial
                                   8,511          2,525
Consumer loans                     4,767          4,833
                                --------       --------
     Total loans                 169,648        152,966
Undisbursed portion
of loans                          (3,663)        (2,626)
Deferred loan fees                  (300)          (277)
                                --------       --------
                                $165,685       $150,063
                                ========       ========

                                1998          1997        1996
                              -------      -------      -------
Allowance for loan losses
Balances,
July 1                         $2,032      $ 2,009      $ 2,013
Provision for losses               59           58           34
Recoveries on loans                18            2
Loans charged off                 (22)         (35)         (40)
                              -------      -------      -------
   Balances, June 30          $ 2,087      $ 2,032      $ 2,009
                              =======      =======      =======

No loans were considered impaired at June 30, 1998 and 1997.

Mortgage loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances totaled $6,775,000 and $6,643,000 at June 30, 1998 and 1997. The amount of servicing rights capitalized is not material.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 5 -- Forclosed Real Estate


                                                                 June 30,
                                                                   1998

Real estate acquired in settlement of loans                        $ 31
Allowance for losses
                                                                   ----
                                                                   $ 31
                                                                   ====


                                                  1998         1997      1996
                                                  ----         ----      ----
Allowance for losses on foreclosed real estate
   Balances, July 1                               $  0         $ 16      $ 64
   Provision (adjustment) for losses               (27)         (32)      (19)
   Real estate charged off                                      (25)      (49)
   Recoveries on real estate                        27           41        20
                                                  ----        -----      ----
   Balances, June 30                              $  0        $   0      $ 16
                                                  ====        =====      ====



Note 6  -- Premises and Equipment

                                                  June 30,
                                          -------------------------
                                           1998              1997
                                          ------            ------


Land                                      $  654           $   632
Buildings and land improvements            1,604             1,458
Leasehold improvements                       192
Furniture and equipment                      636               490
                                          ------            ------
       Total cost                          3,086             2,580
Accumulated depreciation                  (1,157)           (1,060)
                                          ------            ------

       Net                                $1,929            $1,520
                                          ======            ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 7  -- Other Assets and Other Liabilities

                                                June 30,
                                           1998         1997
                                          -------     -------
Other assets
   Interest receivable
Investment securities                     $    73     $   129
Loans                                         978         664
Cash value of life
insurance                                   5,616       5,994
Deferred
income tax asset                            2,821       2,786
Investment in insurance company               650
Core deposit intangibles and goodwill         803
Prepaid
expenses and other                            383         215
                                          -------     -------
       Total                              $11,324     $ 9,788
                                          =======     =======

Other liabilities
Interest
payable
Deposits                                  $   146     $    97
Other
borrowings                                     31          21
Deferred
compensation and fees payable               2,550       2,488
Deferred
gain on sale of real estate owned             336         346
Advances
by borrowers for taxes and insurance          208         224
Other
                                            1,301       1,063
                                          -------     -------
       Total                              $ 4,572     $ 4,239
                                          =======     =======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 8  -- Investment in Limited Partnership

The Bank has is an investment of $4,883,000 and $1,448,869 at June 30, 1998 and 1997 representing equity in certain limited partnerships organized to build, own and operate apartment complexes. The Bank records its equity in the net income or loss of the partnerships based on the Bank's interest in the partnerships, which interests are 99 percent in Pedcor Investments-1987-II (Pedcor-87) and 99 percent in Pedcor Investments-1997-XXIX (Pedcor-97). During the year ended June 30, 1997, the Bank also recorded an additional loss of $170,000 on Pedcor-87 for adjustments made to partners' equity. Certain fees to the general partner not recorded or estimable to date by the partnership for Pedcor-87 under provisions of the partnership agreement could adversely affect future operating results when accrued or paid. In addition to recording its equity in the losses of the partnerships, the Bank has recorded the benefit of low income housing tax credits of $338,000 for 1998, and $423,000 for 1997 and 1996. Condensed combined financial statements of the partnerships are as follows:

                                                            June 30,
                                                      1998              1997
                                                     ------            ------
                                                            (Unaudited)
Condensed statement of financial condition
   Assets
     Cash                                           $   149          $     72
     Land and property                                5,179             3,764
     Other assets                                     1,729               527
                                                     ------            ------
       Total assets                                  $7,057            $4,363
                                                     ======            ======

   Liabilities
     Notes payable                                   $6,006            $3,153
     Other liabilities                                  298               113
                                                     ------            ------
       Total liabilities                              6,304             3,266

   Partners' equity                                     753             1,097
                                                     ------            ------
   Total liabilities and partners' equity            $7,057            $4,363
                                                     ======            ======


                                                Year Ended June 30,
                                       1998              1997             1996
                                      -----             -----            -----
                                                    (Unaudited)
Condensed statement of operations
   Total revenue                      $ 699             $ 670            $ 648
   Total expense                        926               805              808
                                      -----             -----            -----
       Net loss                       $(227)            $(135)           $(160)
                                      =====             =====            =====

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 9  -- Deposits

                                                    June 30,
                                             1998              1997
                                           --------          --------
Interest-bearing demand                   $  27,091          $ 21,230
Savings                                      16,708            15,683
Certificates and other time
     deposits of $100,000 or more            11,338            11,709
Other certificates and time deposits         79,278            73,148
                                           --------          --------
   Total deposits                          $134,415          $121,770
                                           ========          ========

Certificates and other time deposits maturing in years ending June 30:

              1999                             $42,082
              2000                              35,506
              2001                               8,738
              2002                               2,262
              2003                               1,896
        Thereafter                                 132
                                               -------
                                               $90,616
                                               =======


Note 10  -- Borrowings

                                                           June 30,
                                                    1998              1997
                                                   -------            ------
Federal Home Loan Bank (FHLB) advances             $13,684            $8,229
Note payable to Pedcor-97, due in installments
     to August 2008                                  3,635
                                                   -------            ------
                                                   $17,319            $8,229
                                                   =======            ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                            June 30,
                   ------------------------------------------------------------
                             1998                             1997
                   -------------------------       ----------------------------
                                   Weighted                          Weighted
                                    Average                           Average
                    Amount           Rate            Amount            Rate
                   ------------------------------------------------------------
FHLB advances
Maturities in years
ending June 30:
      1998                                          $ 3,201             6.07%
      1999         $ 2,417           6.07%            1,190             5.74
      2000             713           6.48               481             6.57
      2001           3,633           5.66               383             5.09
      2002           2,766           6.27             2,506             6.27
      2003           2,277           6.06                 7             7.33
Thereafter           1,878           6.55               461             7.33
                   -------                          -------
                   $13,684           6.08%          $ 8,229             6.14%
                   =======                          =======

The FHLB advances are secured by first-mortgage loans and investment securities totaling $105,000,000 and $98,034,000 at June 30, 1998 and 1997. Advances are
subject to restrictions or penalties in the event of prepayment.

The notes payable to Pedcor dated August 1, 1997 in the original amount of $3,635,000 bear no interest so long as there exists no event of default. In the instances where an event of default has occurred, interest shall be calculated at a rate equal to the lesser of 9% per annum or the highest amount permitted by applicable law.

Maturities in years ending June 30:
------------------------------------------------
     1999                                $   394
     2000                                    415
     2001                                    388
     2002                                    382
     2003                                    376
     Thereafter                            1,680
                                          ------
                                          $3,635
                                          ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 11 -- Income Tax

                                      Year Ended June 30,
                                  1998       1997       1996
                                  -----      -----      -----
Currently payable
     Federal                      $ 645      $ 630      $ 765
     State                          269        235        323
Deferred
     Federal                        (51)      (418)      (144)
     State                           (4)       (47)       (31)
                                  -----      -----      -----
     Total income tax expense     $ 859      $ 400      $ 913
                                  =====      =====      =====


                                                                     Year Ended June 30,
                                                              ---------------------------------
                                                               1998         1997         1996
                                                              -------      -------      -------

Reconciliation of federal statutory to actual tax expense
Federal
statutory income tax at 34%                                   $ 1,082      $   966      $ 1,154
Increase
in cash value of life insurance and death benefits                (60)        (257)         (40)
Effect of
state income taxes                                                175          124          193
Business
income tax credits                                               (338)        (423)        (423)
Other
                                                                               (10)          29
                                                              -------      -------      -------
     Actual tax expense                                       $   859      $   400      $   913
                                                              =======      =======      =======


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                              June 30,
                                     --------------------------
                                       1998             1997
                                      ------           ------
Assets
   Allowance for loan losses          $1,005           $  990
Deferred
compensation                           1,084            1,057
Loan fees                                               52 69
Pensions and employee benefits           300              255
Business
income tax credits                       592              553
Securities
available for sale                         1
Other                                     23               74
                                      ------           ------
       Total assets                    3,056            2,999
                                      ------           ------
Liabilities
State
income tax                               166              164
Securities
available for sale                        20
Other                                     49               49
                                      ------           ------
       Total liabilities                 235              213
                                      ------           ------
                                      $2,821           $2,786
                                      ======           ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

No valuation allowance was considered necessary at June 30, 1998 and 1997.

At June 30, 1998, the Company had an unused business income tax credit carryforward of $592,000. Credits of $338,000 expire in 2013 and $254,000 expire in 2012.

Retained earnings include approximately $8,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1998, the unrecorded deferred income tax liability on the above amount was approximately $3,300,000.

Note 12 -- Dividends and Capital Restrictions

The Office of Thrift Supervision ("OTS") regulations provide that savings associations which meet fully phased-in capital requirements and are subject only to "normal supervision" may pay out, as a dividend, 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval.

At the time of the Bank's conversion to a stock savings bank, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $24,100,000.

At June 30, 1998, total shareholder's equity of the Bank was $33,434,000, of which a minimum of $9,334,000 was available for the payment of dividends.

Note 13 --      Stock Transactions

The Company's Board of Directors has approved periodically the repurchase of up to 5 percent of the Company's outstanding shares of common stock. Such purchases are made subject to market conditions in open market or block transactions.

Note 14 --      Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category

MARION CAPITAL  HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1998 and 1997, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1998 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:


                                                                 June 30, 1998
                         ------------------------------------------------------------------------------------------
                                                                   Required
                                                                 for Adequate                        To Be Well
                                 Actual                            Capital 1                        Capitalized 1
                          -------------------                -------------------                  -----------------
                          Amount        Ratio                Amount        Ratio                  Amount      Ratio
                          ------        -----                ------        -----                  ------      -----
Total risk-based capital 1
   (to risk-weighted
   assets)                $34,079        27.1%              $10,048         8.0%                  $12,560     10.0%
Core capital 1
   (to adjusted tangible
   assets)                 32,503        17.6%                5,546         3.0%                   11,093      6.0%
Core capital 1
   (to adjusted total assets)32,503      17.6%                5,546         3.0%                    9,244      5.0%

                                                                 June 30, 1997
                         ------------------------------------------------------------------------------------------
                                                                   Required
                                                                 for Adequate                        To Be Well
                                 Actual                            Capital 1                        Capitalized 1
                          -------------------                -------------------                  -----------------
                          Amount        Ratio                Amount        Ratio                  Amount      Ratio
                          ------        -----                ------        -----                  ------      -----
Total risk-based capital 1
   (to risk-weighted
   assets)              $36,341           32.3%            $9,014              8.0%          $11,267          10.0%
Core capital 1
   (to adjusted tangible
   assets)               34,925           20.6%             5,096              3.0%           10,193           6.0%
Core capital 1
   (to adjusted total assets)34,925       20.6%             5,096              3.0%            8,494           5.0%
------------
1 As defined by the regulatory agencies

The Bank's tangible capital at June 30, 1998 was  $32,503,000,  which amount was
17.6 percent of tangible assets and exceeded the required ratio of 1.5 percent.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 15 -- Benefit Plans

The Bank provides pension benefits for substantially all of the Bank's employees and is a participant in a pension fund known as the Pentegra Group. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. A supplemental plan provides for additional benefits for certain employees. Pension expense was $117,000, $175,000 and $211,000 for 1998, 1997 and 1996.

The Bank contributes up to 3 percent of employees' salaries for those participating in a thrift plan. The Bank's contribution was $33,000, $25,000 and $23,000 for 1998, 1997 and 1996.

The Bank has purchased life insurance on certain officers and directors, which insurance had an approximate cash value of $5,616,000 and $5,994,000 at June 30, 1998 and 1997. The Bank has also approved arrangements that provide retirement and death benefits to those officers and directors covered by the keyman policies. The benefits to be paid will be funded primarily by the keyman policies and are being accrued over the period of active service to eligibility dates. The accrual of benefits totaled $301,000, $625,000 and $277,000 for 1998, 1997 and 1996.

The Bank's Board of Directors has established Recognition and Retention Plans and Trusts ("RRP"). The Bank contributed $1,349,340 to the RRPs for the purchase of 96,600 shares of Company common stock, and in March 1993, awards of grants for these shares were issued to various directors, officers and employees of the Bank. These awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing March 1994. The unearned portion of these stock awards is presented as a reduction of shareholders' equity.

Note 16 -- Stock Option Plan

Under the Company's stock option plan, the Company grants stock option awards to directors, selected executives and other key employees. Stock option awards vest and become fully exercisable at the end of 6 months of continued employment. The incentive stock option exercise price will not be less than the fair market value of the common stock (or 85 percent of the fair market value of common stock for non-qualified options) on the date of the grant of the option. The options granted to date were granted at the fair market value at the date of grant. The date on which the options are first exercisable is determined by the Board of Directors, and the terms of the stock options will not exceed ten years from the date of grant. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123, Stock-Based Compensation, requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                                            June 30,
                                                     ---------------------
                                                       1998         1997
                                                     -------       -------
Risk-free interest rates                                 6.0%      6.4%
Dividend yields                                          3.3       3.9
Expected volatility factor of
     market price of common stock                       11.0       11.0
Weighted-average expected life of the options        7 years       7 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement are as follows:

                                                            June 30,
                                                     1998             1997
                                                     ---------------------
Net income                        As reported        $2,324          $2,440
                                  Pro forma           2,300           2,389
Basic earnings per share          As reported          1.32            1.35
                                  Pro forma            1.31            1.32
Diluted earnings per share        As reported          1.29            1.31
                                  Pro forma            1.28            1.29

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1998, 1997 and 1996.


                                                                  Year Ended June 30,
                                   --------------------------------------------------------------------------------
                                           1997                          1996                       1995
                                   -----------------------     ------------------------     -----------------------
                                               Weighted-                    Weighted-                   Weighted-
                                                Average                      Average                     Average
    Options                        Shares   Exercise Price     Shares    Exercise Price     Shares   Exercise Price
    -------                        ------   --------------     ------    --------------     ------   --------------
Outstanding, beginning of year      99,094      $12.09         106,790      $10.00         171,969      $   10.00
Granted                             10,083       23.00          20,166       20.25
Exercised                          (35,329)      10.37         (27,862)      10.00         (65,179)         10.00
                                    ------                      ------                     -------
Outstanding, end of year            73,848       12.62          99,094       12.09         106,790          10.00
                                    ======                      ======                     =======

Options exercisable at year end     73,848                                                  99,094        106,790
Weighted-average fair value of
   options granted during the year            $   3.94                   $    3.14

As of June 30, 1998, options outstanding totaling 44,599 have an exercise price of $10 and a weighted-average remaining contractual life of 4.7 years, options outstanding totaling 20,166 have an exercise price of $20.25 and a weighted-average remaining contractual life of 8.2 years and options outstanding totaling 9,083 have an exercise price of $23.00 and a weighted-average remaining contractual life of 9.1 years.

For the years ended June 30, 1998, 1997 and 1996, 7,142, 4,489 and 17,196 shares were tendered as partial payment for options exercised. At June 30, 1998, 18,050 shares were available for grant.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 17 -- Postretirement Plan

The Bank sponsors a defined benefit postretirement plan that covers both salaried and nonsalaried employees. The plan provides postretirement health care coverage to eligible retirees. An eligible retiree is an employee who retires from the Bank on or after attaining age 65 and who has rendered at least 15 years of service.

The Bank continues to fund benefit costs on a pay-as-you-go basis, and, for 1998, 1997 and 1996, the Bank made benefit payments totaling $3,293, $5,619 and $3,842. The following table sets forth the plan's funded status, and amounts recognized in the consolidated statement of financial condition:


                                                           June 30,
                                                         -------------
                                                         1998     1997
                                                         ----     ----
Accumulated postretirement benefit obligation
Retirees                                                 $ 83     $ 62
Other active plan participants                            120       91

Accumulated postretirement benefit obligation             203      153

Unrecognized net gain from past experience different
   from that assumed and from changes in assumptions       83      127
                                                         ----     ----
Accrued postretirement benefit cost                      $286     $280
                                                         ====     ====

                                                                                        June 30,
                                                                       ---------------------------------------
                                                                       1998              1997             1996
                                                                       ----              ----             ----

Net periodic postretirement cost included the
   following components
Service cost--benefits attributed to service during the period          $13               $15              $13
Interest cost on accumulated postretirement benefit obligation           12                14               12
Net amortization and deferral                                           (15)               (8)              (9)
                                                                        ---                --               --
Net periodic postretirement benefit cost                                $10               $21              $16
                                                                        ===               ===              ===

At June 30, 1998 and 1997, there were no plan assets. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 12 percent in 1998, gradually declining to 6 percent in the year 2013. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75 percent.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


If the health care cost trend rate assumptions were increased by 1 percent, the accumulated postretirement benefit obligation as of June 30, 1998 would have increased by 15 percent. The effect of this change on the sum of the service cost and interest would be an increase of 17 percent.

Note 18 -- Earnings Per Share


                                                              Year Ended June 30,
                           ----------------------------------------------------------------------------------------
                                      1998                           1997                         1996
                           -------------------------      --------------------------   ----------------------------
                                    Weighted-   Per                Weighted-    Per             Weighted-    Per
                                     Average   Share                Average    Share             Average    Share
Options                    Income    Shares   Amount      Income    Shares    Amount   Income    Shares    Amount
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to
   common shareholders     $2,324  1,760,166    $1.32      $2,440  1,806,398   $1.35   $2,481   1,949,464    $1.27
Effect of dilutive securities
   RRP program                         2,493                           5,380                       13,122
   Stock options                      39,200                          46,911                       59,821
                           ------  ---------               ------  ---------           ------   ---------
Diluted Earnings Per Share
   Income available to
   common shareholders and
   assumed conversions     $2,324  1,801,859    $1.29      $2,440  1,858,689   $1.31   $2,481   2,022,407    $1.23
                           ======  =========               ======  =========           ======   =========

Note 19 -- Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                       1998              1997
                                                      ------------------------

   Mortgage loan commitments at variable rates        $1,911            $4,734
   Consumer and commercial loan commitments            4,346             2,564
   Standby letters of credit                           3,644             3,239

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of the customer to a third party.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


A significant portion of the Bank's loan portfolio consists of commercial real estate loans, including loans secured by nursing homes. These commercial real estate loans, totaling $31,857,000 and $31,122,000 at June 30, 1998 and 1997,
have a significantly higher degree of credit risk than residential mortgage loans. Loan payments on the nursing home loans are often dependent on the operation of the collateral, and risks inherent in the nursing home industry include licensure and certification laws and changes affecting payments from third party payors.

The Company and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available, it is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 20 -- Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest    Receivable/Payable--The    fair    values   of   accrued    interest
receivable/payable approximates carrying values.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note  Payable3/4Limited   Partnership3/4The  fair  value  of  the  borrowing  is
estimated using a discounted cash flow calculation based on the prime interest rate.

Advances by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:


                                                              1998                          1997
                                                     -----------------------       ------------------------
                                                     Carrying          Fair        Carrying          Fair
                                                      Amount           Value        Amount           Value
                                                      ------           -----        ------           -----

Assets
   Cash and cash equivalents                           $5,135         $5,135         $3,623           $3,623
Securities available for sale                           3,049          3,049          2,998            2,998
Securities held to maturity                             2,003          2,002          4,848            4,824
Loans, including loans held for sale, net             164,475        166,697        148,031          150,524
Interest receivable                                     1,051          1,051            793              793
Stock in FHLB                                           1,134          1,134          1,047            1,047

Liabilities
   Deposits                                           134,415        135,299        121,770          121,773
Borrowings
FHLB advances                                          13,684         13,759          8,229            8,089
Note payable--limited partnership                       3,635          2,453
Interest payable                                          177            177            118              118
Advances by borrowers for taxes and insurance             208            208            224              224

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 21 -- Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

                                                            June 30,
                                                    --------------------------
                                                      1998              1997
                                                     -------           -------
Assets
   Cash and cash equivalents                         $   524         $     591
   Loans                                               3,031             3,500
   Investment in subsidiary                           33,434            34,963
   Other assets                                          723                63
                                                     -------           -------
     Total assets                                    $37,712           $39,117
                                                     =======           =======

Liabilities                                          $    55           $    51

Shareholders' Equity                                  37,657            39,066
                                                     -------           -------
     Total liabilities and shareholders' equity      $37,712           $39,117
                                                     =======           =======

                          Condensed Statement of Income



                                                                                Year Ended June 30,
                                                                     -----------------------------------------
                                                                      1998              1997             1996
                                                                     ------            ------           ------
Income
   Dividends from Bank                                               $4,000            $3,250           $8,600
   Other                                                                308               300              120
                                                                     ------            ------           ------
     Total income                                                     4,308             3,550            8,720
Expenses                                                                118               114               85
                                                                     ------            ------           ------
Income before income tax and equity in
   undistributed income of subsidiary                                 4,190             3,436            8,635
   Income tax expense                                                    75                74               14
                                                                     ------            ------           ------
Income before equity in undistributed income of subsidiary            4,115             3,362            8,621
   Distribution in excess of income of subsidiary                    (1,791)             (922)          (6,140)
                                                                     ------            ------           ------
Net Income                                                           $2,324            $2,440           $2,481
                                                                     ======            ======           ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                        Condensed Statement of Cash Flows


                                                                                 Year Ended June 30,
                                                                    ------------------------------------------
                                                                      1998              1997             1996
                                                                    -------           -------           ------
Operating Activities
   Net income                                                        $2,324            $2,440           $2,481
   Adjustments to reconcile net income to net
     cash provided by operating activities                            1,688               786            6,057
                                                                    -------           -------           ------
       Net cash provided by operating activities                      4,012             3,226            8,538
                                                                    -------           -------           ------
Investing Activities
   Purchase of securities held to maturity                                                              (5,951)
   Proceeds from maturities of securities held to maturity                              3,000            3,000
   Net change in loans                                                  469            (3,500)
   Investment in insurance company                                     (650)
                                                                    -------           -------           ------
       Net cash used by investing activities                           (181)             (500)          (2,951)
                                                                    -------           -------           ------
Financing Activities
   Exercise of stock options                                            366               310              392
   Cash dividends                                                    (1,557)           (1,495)          (1,468)
   Repurchase of common stock                                        (2,707)           (3,998)          (2,066)
                                                                    -------           -------           ------
       Net cash used by financing activities                         (3,898)           (5,183)          (3,142)
                                                                    -------           -------           ------
Net Change in Cash and Cash Equivalents                                 (67)           (2,457)           2,445

Cash and Cash Equivalents at Beginning of Year                          591             3,048              603
                                                                    -------           -------           ------
Cash and Cash Equivalents at End of Year                            $   524           $   591           $3,048
                                                                    =======           =======           ======


MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 22 -- Quarterly Results (Unaudited)


                                                                                 Year Ended June 30, 1998
                                                                     June         March      December     September
                                                                     1998         1998         1997         1997
                                                                     ----         ----         ----         ----

   Interest income                                                  $3,740       $3,610       $3,551        $3,432
   Interest expense                                                  1,825        1,803        1,756         1,709
                                                                    ------       ------       ------        ------
   Net interest income                                               1,915        1,807        1,795         1,723
   Provision for losses on loans                                        36            7            7             9
                                                                    ------       ------       ------        ------
   Net interest income after provisions for losses on loans          1,879        1,800        1,788         1,714
   Other income                                                        133          119           99            53
   Other expenses                                                    1,116        1,209        1,174           903
                                                                    ------       ------       ------        ------
   Income before income tax                                            896          710          713           864
   Income tax expense                                                  256          189          210           204
                                                                    ------       ------       ------        ------
   Net Income                                                       $  640       $  521      $   503       $   660
                                                                    ======       ======       ======        ======
   Basic earnings per share                                           $.37         $.29         $.28          $.38
   Diluted earnings per share                                          .36          .29          .28           .37
   Dividends per share                                                 .22          .22          .22           .22




                                                                               Year Ended June 30, 1997
                                                                    -----------------------------------------------
                                                                     June         March      December     September
                                                                     1997         1997         1996         1996
                                                                    ------       ------       ------        ------
   Interest income                                                  $3,416       $3,455       $3,431        $3,431
   Interest expense                                                  1,652        1,658        1,683         1,714
                                                                    ------       ------       ------        ------
   Net interest income                                               1,764        1,797        1,748         1,717
   Provision for losses on loans                                        11           37            6             4
                                                                    ------       ------       ------        ------
   Net interest income after provisions for losses on loans          1,753        1,760        1,742         1,713
   Other income                                                        258          346          113           206
   Other expenses                                                    1,099          985          956         2,011
                                                                    ------       ------       ------        ------
   Income (loss) before income tax                                     912        1,121          899           (92)
   Income tax expense (benefit)                                        166          218          236          (220)
                                                                    ------       ------       ------        ------
   Net Income                                                      $   746      $   903      $   663       $   128
                                                                   =======      =======      =======       =======

   Basic earnings per share                                        $   .42         $.50         $.37          $.07
   Diluted earnings per share                                          .41          .48          .36          (.07)
   Dividends per share                                                 .22          .20          .20           .20

Life insurance income and death benefits of $180,000, $35,000, $325,000 and $268,000 for the first through fourth quarters of 1997 have been reclassified from other expenses to other income.

DIRECTORS AND OFFICERS



                               BOARD OF DIRECTORS

John M. Dalton             Steven L. Banks             Jack O. Murrell
President                  Executive Vice President    Retired, Murrell and Keal
Chairman of the Board

Jerry D. McVicker          W. Gordon Coryea            George L. Thomas
Director of Operations     Attorney                    Retired, Foster-Forbes
Marion Community Schools

                           Jon R. Marler
                           Sr. Vice President
                           Ralph M. Williams
                           & Associates




                    OFFICERS OF MARION CAPITAL HOLDINGS, INC.

           John M. Dalton                             Steven L. Banks
           President                                  Executive Vice President

           Larry G. Phillips                          Tim D. Canode
           Sr. Vice President and                     Vice President
           Secretary-Treasurer

                                   Kathy Kuntz
                                   Assistant Secretary and
                                   Assistant Treasurer




             SENIOR OFFICERS OF FIRST FEDERAL SAVINGS BANK OF MARION

John M. Dalton           Larry G. Phillips            Steven L. Banks
President                Sr. Vice President and       Executive Vice President
                         Secretary-Treasurer

Stephen A. Smithley      James E. Adkins              Charles N. Sponhauer
Vice President           Vice President               Vice President

Cynthia M. Fortney       Tim D. Canode                Kathy Kuntz
Vice President           Vice President               Vice President

                                                        DIRECTORS AND OFFICERS

     W. Gordon Coryea (age 73) is a Director of Marion Capital Holdings, Inc. He is also an attorney at law based in Marion, Indiana, and has served as attorney for First Federal since 1965.

     John M. Dalton (age 64) is a Director of Marion Capital Holdings, Inc. and has served as its President since 1996. Prior to that, he served as Marion
Capital Holdings, Inc.'s Executive Vice President. He has also served as President of First Federal since 1996 and as President of First Marion Service Corporation since 1997. Mr. Dalton was the Executive Vice President of First Federal from 1983 to 1996. He became Chairman of the Boards of Marion Capital Holdings, Inc. and First Federal in 1997.

     Jack O. Murrell (age 75) is a Director of Marion Capital Holdings, Inc. He has also served as President of Murrell and Keal, Inc. since 1958 (a retailer located in Marion, Indiana).

     George L. Thomas (age 81) is a Director of Marion Capital Holdings, Inc. He also served as Chairman of Foster-Forbes Glass Co., a division of the National Can Corporation, located in Marion, Indiana until his retirement in 1984.

     Steven L. Banks (age 48) is a Director of Marion Capital Holdings, Inc. and has served as its Executive Vice President since 1996. He has also served as Executive Vice President of First Federal since 1996 and as Executive Vice President of First Marion Service Corporation since 1997.

     Jerry D. McVicker (age 53) is a Director of Marion Capital Holdings, Inc. He also currently serves as Director of Operations for Marion Community Schools.

     Jon R. Marler (age 48) is Senior Vice President of Ralph M. Williams and Associates. He has been a Director of Marion Capital Holdings, Inc. and First Federal since 1997.

     Larry G. Phillips (age 49) is Sr. Vice President, Secretary and Treasurer of Marion Capital Holdings, Inc. He has also served as Sr. Vice President and Treasurer of First Federal since 1996, as Secretary of First Federal since 1989, and as Secretary and Treasurer of First Marion since 1989. Mr. Phillips was Vice President and Treasurer of First Federal from 1983 to 1996.

     Tim D. Canode (age 53) has served as Vice President of Marion Capital Holdings, Inc. since 1996 and as Vice President of First Federal since 1983 and as Assistant Vice President of First Marion Service Corporation since 1983.

     Kathy Kuntz (age 55) is Assistant Secretary and Assistant Treasurer of Marion Capital Holdings, Inc. She has served as Vice President of First Federal since 1998. She has also served as Assistant Secretary of First Marion Service Corporation since 1971. Ms. Kuntz was assistant secretary of First Federal from 1976 to 1998.

Market Information

     The common stock of Marion Capital Holdings, Inc. is traded on the National Association of Securities Dealers Automated Quotation System, National Market System, under the symbol "MARN," and is listed in the Wall Street Journal under the abbreviation "MarionCap." As of June 30, 1998, there were 426 shareholders of record and MCHI estimates that, as of that date, there were an additional 800 in "street" name. The following table sets forth market price information for MCHI's common stock for the periods indicated.

Fiscal Quarter Ended             High          Low         Dividend Per Share

September 30, 1996             $21.000       $20.000              $.20
December 31, 1996               21.500        19.250               .20
March 31, 1997                  22.000        19.250               .20
June 30, 1997                   23.250        22.500               .22
September 30, 1997              28.000        22.000               .22
December 31, 1997               28.125        26.250               .22
March 31, 1998                  29.000        25.875               .22
June 30, 1998                   29.500        28.000               .22


Transfer Agent and Registrar                       General Counsel

     Fifth Third Bank                              Barnes & Thornburg
     38 Fountain Square                            11 South Meridian Street
     Cincinnati, Ohio 45263                        Indianapolis, Indiana  46204

Shareholders and General Inquiries

     MCHI is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1998 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     Larry Phillips
     Sr. Vice President, Secretary and Treasurer
     Marion Capital Holdings, Inc.
     100 West Third Street
     Marion, Indiana 46952

Office Location                             Branch Locations
     100 West Third Street                       1045 South 13th Street
     Marion, Indiana 46952                       Decatur, Indiana 46733
     Telephone: (765) 664-0556                   Telephone: (219) 728-2106

                                                 3240 S. Western
                                                 Marion, Indiana 46953
                                                 Telephone: (765) 671-1145

                                                 1010 East Main Street
                                                 Gas City, Indiana 46933
                                                 Telephone: (765) 677-4770